EXHIBIT 99.1

                      PRESS RELEASE DATED OCTOBER 4, 2001

GASCO
------
ENERGY


FOR RELEASE AT
7:00 AM EDT

      GASCO & BURLINGTON RESOURCES SIGN ACCORD TO DEVELOP LARGE WY ACREAGE
            AGREEMENT COVERS HIGH POTENTIAL GREATER GREEN RIVER BASIN
              COMPANIES TO BEGIN SHOOTING SEISMIC IN FOURTH QUARTER
           WITH OPTIONS TO DRILL FIRST GAS WELLS BEFORE YEAR-END 2001

DENVER - October 04, 2001 - (PR Newswire) Gasco Energy, Inc. (OTCBB:GASE) today announced an exploration agreement with Burlington Resources Inc. (NYSE:BR) to explore and potentially develop a series of deep natural gas plays in Wyoming's Greater Green River Basin. Financial terms were not released. The companies will jointly explore and develop seven Areas of Mutual Interest (AMI) under an umbrella Exploration Agreement covering approximately 332,000 acres in west central Wyoming. Burlington will be the operator of each AMI, holding a 50% working interest. Gasco will own a 25% working interest and a private company will own the remaining 25% working interest.

As part of the Exploration Agreement, Burlington will acquire approximately 180 miles of high-resolution 2-D seismic data and has the obligation to drill two wells. Those costs will be borne 100% by Burlington Resources. The partners will proportionately share subsequent costs associated with drilling additional wells. The Exploration Agreement calls for Burlington to make drilling decisions on each AMI between today and August 2003.

Mark A. Erickson, Gasco President and CEO, said: "This is a milestone event for Gasco. The AMI Agreement with Burlington establishes a new core operating area for Gasco, and strengthens the company's total operating position in the Rocky Mountains. This agreement gives both companies multiple ground-floor opportunities to explore and, if successful, develop large natural gas deposits in the Greater Green River Basin. According to the U. S. Geological Survey (Gautier, Dolton, et al 1995), the Greater Green River Basin has produced more than 7.3 trillion cubic feet of natural gas and 849 million barrels of oil, making it one of the country's giant oil and gas fields. Burlington Resources is a world-class operator

GASCO
------
ENERGY


to partner with to develop the many highly fractured, tight-gas-sands prospects we jointly expect to find. We are certain the AMI will prove to be a mutually beneficial relationship to our companies."

About Gasco Energy
Gasco Energy is a Denver-based natural gas and oil exploitation and development company that focuses on natural gas rich prospects in the Rocky Mountain area of the United States. The Company currently holds interest in more than 150,000 gross acres in Utah and has an Area of Mutual Interest agreement on 332,000 acres in the Greater Green River Basin of Wyoming. Click on www.gascoenergy.com to learn more about Gasco Energy, Inc.

About Burlington Resources

Headquartered in Houston, Texas, Burlington Resources is one of the world's largest independent oil and gas companies, with natural gas comprising approximately 80% of its reserves. The company has properties in the U. S., Canada, the United Kingdom, South American, Africa and China. Additional information is available on the Burlington Resources Website at www.br-inc.com.


Forward-looking statements
Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

Contacts:

Contacts for Gasco Energy Inc.:
Media:
Mark Erickson, President
King Grant, Chief Financial Officer
(303) 483-0044
Investors:

GASCO
------
ENERGY

Peter Forward
(800) 645-9254
Website: www.gascoenergy.com


Contacts for Burlington Resources Inc.
Financial:
John Carrara, (713) 624-9548
Media:
James Bartlett, (713) 624-9354
Website: www.br-inc.com

                                      # # #